Exhibit 10.4

DISTRIBUTION AND LICENSE AGREEMENT

THIS AGREEMENT is made on 28 November, 2011 (the “Effective Date”), between:

IMMURON LIMITED (ACN 063 114 045), of Level 1, 39 Leveson Street, North Melbourne, Victoria, Australia (“Immuron”)

PALADIN LABS INC., of 100 Alexis Nihon Blvd., Suite 600, Saint-Laurent , Quebec, H4M 2P2, Canada (“Paladin”)

Background

A.	Immuron owns and manufactures a therapeutic product known as “Travelan” which is entered in the Australian Register of Therapeutic Goods (registration number 106709) and which is indicated in Australia for reducing the risk of travellers’ diarrhoea and minor gastrointestinal disorders.

B.	The parties have or will enter into subscription and debenture agreements on or about the Effective Date, under which Paladin will advance to Immuron a secured facility in the amount of up to CAD$1,500,000 (collectively, the “Debenture Agreement”).

C.	The parties wish for Paladin to commercialize Travelan in the Territory (as defined below).

Agreed Terms:

INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, with respect to a party to this Agreement, any other entity that Controls, is Controlled by, or is under common Control with that party.

“Bulk HIC” means bulk hyper-immune bovine colostrum powder enriched with antibodies that are reactive to Enterotoxigenic E. Coli.

“Business Day” means a day on which Banks are open for general banking business in Melbourne, Victoria, Australia and Montreal, Quebec, Canada, excluding Saturdays, Sundays and public holidays in either Melbourne, Victoria, Australia or Montreal, Quebec, Canada.

“Control” means the power of a person to secure either by means of the holding of shares, by contract, by reason of managerial powers or mandate or the possession of voting power in or in relation to the company or corporation concerned or by virtue of any powers conferred by the articles of association or constitution or other document regulating that company or that corporation that its affairs are conducted in accordance with the wishes of that person.

“Field” means:

(a)	travellers’ diarrhoea;

(b)	minor gastrointestinal disorders; and

(c)	all other gastrointestinal indications developed by Immuron from time to time.

“Force Majeure” means events or occurrences beyond the reasonable control of the party affected, the effects of which could not, by the exercise of reasonable diligence by that party, have been avoided and which affect the ability of that party to observe or perform its obligations under this Agreement, except for the failure or inability to pay any sum of money, such events including:

(a)	war, invasion, riot, civil or military disturbances or sabotage;

(b)	strikes, picketing or other labour disputes or disturbances or work to rule;

(c)	lightning, fire, flood or threat of floods, earthquake, storm, cyclone or explosion;

(d)	the outbreak of bovine or other diseases which relate to the efficacy or production of the Product;

(e)	governmental restrictions or other governmental actions or inactions (unless such restrictions, action or inactions arise out of the failure of the party affected to comply with any governmental requirements).

“Immuron IP” means all Intellectual Property Rights that subsist in:

(a)	the Product, including methods and processes for its production and storage and its use in the life sciences;

(b)	Immuron’s marketing and informational materials;

(c)	the Improvements;

(d)	the Immuron Patents, the Travelan Know-How and the Travelan Trade Mark;

(e)	the colour scheme and the art work on the Pack;

(f)	the travelan.com website and in other websites owned or Controlled by Immuron and in Immuron’s domain names,

and all other intellectual property rights that Immuron owns.

“Immuron Patents” means those patents in Immuron’s name that claim the Product or an aspect of the process of making it and any other aspect of it, including:

(a)	US patent application No. 10/548,156 entitled “Composition and Method for The Treatment and Prevention of Enteric Bacterial Infections”.

(b)	US patent application 10/560,489, entitled “Method and Apparatus for Collection of Fluids

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(c)	US patent application 10/508,172 and its family members, entitled “Compositions Containing Labile Bioactive Materials and Mammalian Colostru, Methods of Preparation and Treatment.

(d)	US patent application 11/719,940 entitled “Bioactive Compositions”,

and all patents that derive priority from the same priority document and all other patents and patent applications in the same patent family, including all corresponding national phase filing, divisional application and continuations.

“Improvements”, in respect of the Products means any changes to the Product including, without limitation, in dosage strength, or other advances in modifications or changes made by Immuron to the Product.

“Intellectual Property Rights” means intellectual property rights of any nature whatsoever including such rights comprised in patents, copyright, designs, trade marks whether or not registered, trade secrets and know-how and in goodwill and reputation, and all other similar rights, whether existing at common law or conferred by statute, rights to apply for registration under law in respect of these or like rights and rights to protect trade secrets and know-how.

“Key Countries” means Canada, Brazil, Mexico and South Africa.

“Long Term Inability to Supply” means inability to supply at least seventy percent (70%) of the volumes of Product indicated in the binding portion of the current forecast provided by Paladin that exceeds one hundred and twenty (120) days.

“Net Sales” means the gross amount that Paladin or a wholly-owned Affiliate anywhere in the Territory invoices to an unaffiliated third party in bona fide, arm’s-length transactions in respect of Product (and to the extent that such transactions are not arms’ length, the gross amount shall be deemed to be the amount that would have been payable under arms’ length conditions), less documented:

(a)	normal and customary trade, quantity or cash discounts, rebates, chargebacks payments and/or allowances;

(b)	credits, price adjustments or allowances given to customers for damaged Products and for rejections or returns of Products;

(c)	credits or allowances given to customers for recalls or on account of retroactive price reductions affecting the Products;

(d)	sales taxes, excise taxes, use taxes, shipping charges, import/export duties or other governmental charges actually due or incurred with respect to the production, or sale of Products to third parties; and

(e)	any other amount taken or allowed pursuant to any governmental programs or law.

“Pack” means a pack of 30 Travelan caplets in the form produced by Immuron as at the Effective Date, an illustration of which is set out in Schedule 2 attached hereto.

“Product” means hyper-immune bovine colostrum enriched with antibodies that are reactive to Enterotoxigenic E. Coli and all Improvements thereto.

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“Regulatory Approval” means, for each country, each considered separately, an authorisation from the relevant regulatory authority for the marketing and/or sale of the Product.

“Short Term Inability to Supply” means inability to supply at least seventy percent (70%) of the volumes of Product indicated in the binding portion of the current forecast provided by Paladin that continues for more than thirty (30) days but less than one hundred and twenty (120) days.

“Specifications” means the specifications for the Product as set forth in Schedule 1 attached to this Agreement.

“Sponsor” means the party holding the Regulatory Approval for the Product.

“Term” has the meaning ascribed thereto in Section 2.

“Territory”

“Travelan Know-How” means Confidential Information relating to the manufacture and sale of the Product owned or Controlled by Immuron.

“Travelan Trade Mark” means the trade mark “Travelan” registered in Canada under the registration number TMA739,680.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words importing natural persons include corporations, firms, unincorporated associations, partnerships, trusts and any other entities or groups recognized by law;

(b)	reference to any legislation or to any provision of any legislation includes any amendment, modification, consolidation or re-enactment of, or any legislative provision substituted for, and all legislative and statutory instruments issued under, such legislation or such provision;

(c)	the words “written” and “in writing” include any means of visible reproduction of words in a tangible and permanently visible form;

(d)	reference to any party to this Agreement or any other agreement or document includes the party’s successors and permitted assigns;

(e)	reference to any document or agreement includes references to such document or agreement as novated, supplemented, varied or replaced from time to time except to the extent excluded by the terms of this agreement or that other document or agreement;

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(f)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of it;

(g)	where the day on, or by, which any thing is to be done is not a Business Day, that thing shall be done on, or by, the next following Business Day; and

(h)	the headings to sections, clauses or schedules are for ease of reference only and do not form part of this Agreement or affect its interpretation.

2.	TERM

This Agreement commences on the Effective Date and will, subject to the provisions for termination herein, expire on a country-by-country basis on the later of:

(a)	Fifteen (15) years after the first commercial sale of the Product in the relevant country in the Territory; or

(b)	the lapse or invalidation of the last remaining valid claim of a patent protecting the Product in the relevant country in the Territory,

and provided that the term of this Agreement shall automatically continue after expiry hereof on a country-by-country basis for consecutive twelve (12) month periods, unless either party delivers to the other at least twelve (12) months’ written notice of termination in respect of that country.

3.	UPFRONT FEE

In consideration of the appointment of Paladin under Sections 4.1 and 4.2, Paladin shall pay Immuron a non-refundable ten thousand Canadian dollars (CAD$10,000) for the use of the Travelan Trade Mark and four hundred ninety thousand Canadian dollars (CAD$490,000) for the exclusive distribution rights herein set out, within two (2) Business Days of the Effective Date.

4.	APPOINTMENT AND GRANT OF RIGHTS

4.1	Appointment. Immuron appoints Paladin as Immuron’s exclusive distributor for marketing and selling the Product in the Territory and Paladin accepts such appointment and agrees to use commercially reasonable efforts to market, distribute and sell the Product subject to the terms and conditions set out in this Agreement.

4.2	Grant of Rights – the Product. Subject to Immuron first receiving the Upfront Fee in accordance with Section 3 and subject to the other terms and conditions in this Agreement, Immuron grants to Paladin an exclusive license to the Immuron IP in the Territory, with the right to:

(a)	manufacture a Pack of Travelan from Bulk HIC under GMP conditions;

(b)	engage in clinical development (and associated activities) in respect of the Product in connection with obtaining Regulatory Approvals in the Field in respect thereof;

(c)	market, promote, import into the Territory, offer for sale and sell the Product for use in the Field;

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(d)	use the Travelan Trade Mark and reproduce the Immuron marketing materials in accordance with the provisions of Section 12;

(e)	use the Immuron Know-How to exercise its rights and perform its obligations set out in this Agreement,

(the “License”).

4.3	Grant of Rights – IMM 255. Subject to the terms of this Agreement, Immuron grants to Paladin the first right to negotiate a license in the Territory with respect to a product that Immuron is currently developing for the prevention and boosting of immunity against influenza infections and that is known as IMM-255. The first right to negotiate shall commence on the date that Immuron delivers to Paladin the results of Immuron’s efficacy trials that have been accepted by Australia’s TGA as part of Immuron’s submission to the TGA for Regulatory Approval for IMM-255 and shall expire ninety (90) days thereafter, provided that if prior to the delivery of such results, Immuron obtains a bona fide third party offer of license with respect to IMM-255 in the Territory (or any part thereof), which it is willing to accept, Immuron shall provide a copy of same to Paladin and the ninety (90) day period shall then commence. For clarification only, after the expiry of the ninety (90) days term of the said first right to negotiate, Immuron shall be free to enter into negotiations with third parties.

4.4	The Right to Grant Sublicenses. Paladin is entitled to grant sublicenses under the License that comply with Section 4.5 (“Sublicense”) to its Affiliates upon notice to Immuron. Without limiting the foregoing, Immuron acknowledges and has agreed that Paladin may (i) enter into a Sublicense with Labopharm Europe Limited (“LEL”), a wholly-owned subsidiary of Paladin, in respect of all or some of the countries in the Territory, other than Canada, and (ii) that LEL may, in turn, sublicense to Pharmaplan (Pty) Ltd. (or its successors) (“Pharmaplan”) in respect of South Africa and other African countries indicated in the Territory. In all other circumstances where Paladin wishes to enter into a Sublicense, the following conditions shall apply: (i) Paladin delivers to Immuron at least one (1) month’s advance written notice of its intention to enter into a Sublicense agreement, by which Paladin shall inform Immuron of all the principal terms of such agreement, including the identity of the proposed sublicensee, and (ii) Immuron delivers to Paladin written notice of its consent to Paladin entering into such an agreement, which consent shall not be unreasonably withheld. The parties agree that Immuron’s consent shall be deemed to be reasonably withheld where the proposed sublicensee does not have the capabilities, expertise nor infrastructure to itself exploit the Product or where the proposed sublicense agreement does not comply with Section 4.5. In the event that Immuron does not provide a definitive reply to such a request within ten (10) Business Days of its receipt of same, it shall be deemed to have consented to such a request.

4.5	The Content of Sublicenses. Paladin is entitled to grant Sublicenses under the License, that in all material respects:

(a)	are in writing;

(b)	contain a scope of rights which are no greater than the scope of rights granted under Section 4.2;

(c)	contain express provisions that: (i) require the sublicensee to comply with Section 6 (Marketing and Commercialization) and Section 12 (IP Ownership), (ii) automatically terminate the Sublicense agreement upon termination of this Agreement.

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4.6	Paladin to Remain Liable. Paladin shall be liable to Immuron for its Sublicensees acts and omissions under each Sublicense agreement. If a Sublicensee makes a claim against Immuron whether by way of damages, costs or expenses or otherwise, Paladin agrees to be voluntarily joined as a party to such claim.

4.7	License Qualifications and Clarifications.

(a)	Notwithstanding anything to the contrary herein, nothing in this Agreement shall grant to Paladin or to any Affiliate of Paladin or to its Sublicensees any rights or licenses other than the rights and licenses expressly contained in this Agreement.

(b)	Immuron hereby represents that it owns the Immuron IP and, Paladin acknowledges that, subject to the express grant of the licenses hereunder to Paladin, Immuron has the right to use and otherwise exploit the Immuron IP.

(c)	Without affecting Paladin’s right to manufacture Packs from Bulk HIC that Immuron delivers to it and subject to Section 8.3 hereof, Paladin is not entitled to produce Bulk HIC nor sell Bulk HIC and Immuron retains the exclusive right to do so.

(d)	Immuron shall be entitled to supply Product and enter into licences and other types of transaction for or related to the supply of Product:

(i)	to any third party outside the Territory for any use;

(ii)	to any third party in the Territory for any use outside the Field; and

(iii)	to third parties in the Territory for non-commercial use in the Field, such as research partners, provided that Immuron delivers written notice to Paladin to such effect.

(e)	Immuron shall not use the Travelan Trade Mark in the Territory.

(f)	Immuron shall not sell the Product to any person outside the Territory if it knows or reasonably suspects or who Paladin has advised at the time of sale that such person will import the Product into the Territory for use in the Field and, subject to Immuron complying with such covenant, Immuron shall not be liable to Paladin if third parties import the Product into the Territory or offer the Product for sale in the Territory in the Field.

(g)	Paladin’s right to manufacture Product from Bulk HIC under paragraph (a) of Section 4.2 shall be to manufacture only under GMP conditions and subject to a quality agreement under which such manufacture complies with Immuron’s processes therefor.

(h)	Paladin will not at any time during the Term seek customers in any place which is outside the Territory.

(i)	Paladin will not at any time during the Term, supply the Product to any person outside the Territory or for use outside the Field or within the Territory if Paladin knows that such person intends to resell or re-supply the Product outside the Territory.

4.8	Paladin not to Compete. Paladin will not at any time during the first five (5) years after receipt of Regulatory Approval in a Key Country be concerned or interested, either directly or indirectly, in the manufacture, distribution or sale of any non prescription, OTC product in the said Key Country for the prevention of traveller’s diarrhoea other than the Product; provided that if Paladin is the subject of any acquisition, merger, consolidation, or similar transaction with or by a third party or acquires any third party (by way of acquisition, merger, consolidation or similar transaction) and that third party is promoting, distributing, offering for sale, selling or otherwise commercializing a competing product or has a commercial license, commercial ownership interest or other commercial rights in one or more competing products in a Key Country, then such activity shall be deemed not to be a breach of this Section 4.8 so long as no Immuron IP is used. Immuron agrees that “Kaopectate” and “Smecta” (sold by Pharmaplan), two current Paladin products are not competing products.

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4.9	Development Plans for the Product. Immuron shall deliver to Paladin product extension and clinical and pre-clinical development plans that relate to the use of the Product in the Field as Immuron may prepare and carry out from time to time. The time for delivery of such plans shall be reasonably in advance of the date on which Immuron intends to commence such development to enable Paladin to provide its input in relation to such plans. Once commenced, Immuron will provide Paladin with quarterly updates of such development plans.

5.	PRODUCT REGISTRATION

5.1	Marketing Authorisation and Launch. Paladin shall use commercially reasonable efforts to apply for and attain Regulatory Approval for, and launch, the Product in those countries in the Territory set out below. Subject to Immuron bearing the costs and expense of performing its obligations under Section 5.4, Paladin shall solely bear all the costs and expenses of and related to preparing, filing and prosecuting such applications and attaining the corresponding approvals. The specific obligations and corresponding times for Paladin to perform its obligations under this Section 5.1 are as follows:

	Activity	Time within which to complete performance

(a)	Submit application for Regulatory Approval in Canada	Two hundred and ten (210) days of Immuron complying with the first sentence of Section 5.5.

(b)	Submit application for Regulatory Approval in each of Mexico and Brazil	Twelve (12) months of Immuron complying with the first sentence of Section 5.5.

(c)	Attain Regulatory Approval in Canada	Thirty-six (36) months of the Submission Date

(d)	Launch the Product in Canada	Eight (8) months after receipt of Regulatory Approval in Canada

(e)	Attain Regulatory Approval in each of Mexico and Brazil	Thirty-six (36) months of the Submission Date, provided that the delay for Brazil may be extended by Paladin for such additional period as is reasonably required to complete ANVISA review

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(f)	Re-launch Travelan in South Africa	Subject to Section 5.4 below, three (3) months of the Effective Date and in the event that Paladin fails to achieve one or more of the covenants set forth in this Section 5.1, Immuron shall be entitled as its sole remedy (and notwithstanding anything in Section 13 to the contrary) as a result of such default to terminate the License solely with respect to each country to which the default relates by deleting that country from the definition of “Territory” and by delivering to Paladin written notice to such effect.

5.2	Regulatory Approval Report. Before the expiry of each of the first consecutive six (6) months during the first two (2) years of the Term and, commencing from the third (3rd) anniversary of the Effective Date, before the expiry of each anniversary of the Effective Date, Paladin shall advise Immuron as to the status and progress of Paladin’s applications for Regulatory Approvals in each country in the Territory. Paladin will deliver to Immuron a copy of all the material documents and major communications that it submits to and receives from regulatory authorities in the Territory in relation to applications for registration and registration of the Product in the Territory. The time for delivering such material and documentation shall be within a reasonable time of such documents and communications being sent to or received by their intended addressee.

5.3	Natural Product Identification Number. Paladin shall be responsible for maintaining the Natural Product Number (NPN) in Canada and all equivalent registrations in other countries in the Territory. Subject to the provisions for termination in Section 13, Paladin shall retain ownership of the said NPN and equivalent registrations.

5.4	Regulatory Approval

5.5	Assistance. Within thirty (30) days of the Effective Date, Immuron will deliver to Paladin all data, records and reports (including pre-clinical and clinical reports) necessary for Paladin to make a New Drug Submission to Health Canada. In addition, Immuron will provide Paladin with all reasonable assistance during the Term, in support of Paladin’s applications for Regulatory Approval for the Product in the Territory, including:

(a)	reasonable telephone and email communication; and

(b)	modular based and sales focused comprehensive product training material;

(c)	additional information that may be requested by Health Canada (including, by way of example, stability information);

(d)	facilitating an inspection of Immuron’s manufacturing facilities if required by Brazilian or other regulatory authorities; and

(e)	making its personnel available by email and telephone as reasonably required;

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and provided that any assistance beyond a reasonable amount (such reasonable amount being not exceeding 10 hours per month during the initial one (1) year of the Term and four (4) hours per month thereafter) will be provided at Paladin’s cost and expense as agreed upon in advance by Paladin and Immuron. The assistance to be provided by Immuron under this Section is in support of Paladin’s performance of its obligations under Sections 5.1 and 5.2 for which Paladin shall retain primary responsibility.

6.	MARKETING AND COMMERCIALIZATION

6.1	Comply with Laws. Paladin will be responsible for all the duties and responsibilities laid down for marketing authorization holders by the laws and regulations in the Territory, which shall be considered on a country by country basis. Paladin shall be responsible for any and all applicable laws, rules and regulations of the Territory with respect to the manufacture, marketing, distribution, promotion and sale of Product. Paladin shall be responsible at its own cost and expense to obtain and maintain throughout the Term all import licenses, registrations, licenses, permits, and approvals that are necessary to carry out all such activities.

6.2	Business Plan. Paladin shall prepare a business plan for marketing and selling the Product in the Territory pursuant to, and for each year of, this Agreement (the “Business Plan”), including in support of the minimum ordering requirements set out in Section 7.3. The content of each Business Plan shall include, for each of the Key Countries, each of the following:

(a)	a market overview; segmentation overview and target patient and consumer analysis; competitive analysis and opportunities, threats, strengths and weakness analysis;

(b)	product positioning; brand character, core message elements and critical success factors and programs;

(c)	the sales and marketing channels through which the Product will be sold and marketed;

(d)	the size and nature of Paladin’s marketing and sales team and the roles and action items for each of the marketing and sales team members;

(e)	annual sales forecasts; and

(f)	a budget for each of the marketing, promotion and sales activities.

6.3	Submit Business Plan to Immuron. Paladin shall submit each Business Plan to Immuron: (i) for the first Business Plan in a Key Country, at least three months in advance of Paladin’s intended launch date, and (ii) for every Business Plan after the first (for each Key Country considered separately), at least one (1) month in advance of the year to which the Business Plan relates.

6.4	Diligence - General. Paladin must use reasonable commercial efforts to promote, market and sell the Product throughout Key Countries as is determined by Paladin in its judgment. Paladin shall at all times during the Term, maintain a quantity of inventory for the Product reasonably necessary to meet Product demand for the Key Countries as determined by Paladin from time to time.

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6.5	Sales and Marketing Team. Paladin shall throughout the Term, at its own cost and expense, use reasonably commercial efforts to establish and maintain sales, marketing and distribution organization and other personnel in sufficient number and of appropriate qualifications and expertise as is determined by Paladin in its good faith judgment to effectively market and sell Product throughout the Key Countries. Such efforts shall be consistent with the level of efforts that Paladin would normally devote to its own branded product in that particular country and at a similar stage in its product life as the Product taking into account, without limitation, scientific, development, technical, commercial and regulatory factors, target product profiles, product labelling, past performance, present and future market potential, present and future regulatory environment and competitive market conditions in the therapeutic area, the safety and efficacy of the Product and the strength of its proprietary position. Paladin shall ensure that all of its employees, agents and the like who are engaged in marketing and sales activities under this Agreement are adequately trained with respect to the Product.

6.6	Promote Reputation. Paladin shall not knowingly: (i) disparage in any manner the Product, (ii) nor the Travelan Trade Mark, nor (iii) attempt to register or otherwise assert any rights in or to any Travelan Trade Mark.

6.7	Information Exchange. Each party shall communicate to the other information relevant to the marketing and sale of the Product in the Territory, including:

(a)	customer complaints in relation to the Product;

(b)	in the case of Paladin:

(i)	any inquiries made by any person regarding sales or potential sales of the Product outside the Territory or outside the Field; and

(ii)	monthly sales of Product in Key Countries reported on an a quarterly basis.

(c)	scientific and other information that such party generates or of which it becomes aware; and

(d)	facts or opinions likely to be relevant in relation to the marketing of the Product.

7.	ORDERING AND SUPPLY OF PRODUCT

7.1	Ordering. Paladin shall order Product from Immuron by delivering to Immuron a written order that specifies:

(a)	the form of the Product; whether in Pack form or Bulk HIC, and Paladin shall be entitled to specify the Bulk HIC form only after the first anniversary of the first delivery to it a commercial volume of Product; and

(b)	the quantity of Product being ordered, which in the case of:

(i)	Pack form, must be a multiple of 20,000 Packs;

(ii)	Bulk HIC, must be a multiple of 100kg.

(c)	in the case of Paladin’s order specifying Pack form, Paladin’s requirements for the Pack labelling, which must comply with Sections 12.2 through 12.7; and

(d)	the port(s) of destination for delivery.

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7.2	Forecasts. At least once every calendar quarter, and concurrently with delivering orders under Section 7.1, Paladin shall deliver to Immuron non-binding annual rolling forecasts for Product. Six (6) months prior to the launch date reasonably expected by Paladin in the Territory and prior to the first day of each calendar month thereafter, Paladin shall provide to Immuron a good faith rolling forecast setting forth amounts of Product that Paladin expects in good faith to order for the first twelve (12) calendar months following the expected launch date with respect to the first such forecast and for the twelve (12) calendar month period following the delivery of the forecast thereafter. The parties agree that the first four (4) calendar months of such initial forecast and the fourth (4th) month of each such subsequent forecast shall be considered binding on Paladin.

7.3	Minimum Quantities. The amount of Product that Paladin must order from Immuron for the periods set forth below shall be as follows:

(a)	In the third (3rd) calendar year following commercial launch of the Product in Canada (the first calendar year being the the calendar year in which launch occurs), the minimum quantities for Canada will be negotiated in good faith between the parties and agreed to at least two (2) months before the commencement of such third (3rd) calendar year. Notwithstanding the parties’ obligation to actively negotiate and agree upon such quantities within the said time lines and their mutual intention to agree to minimum order quantities that exceed Paladin’s Product orders in the second (2nd) year following registration of the Product, absent an agreement between the parties relating to such minimum quantities, minimum quantities for each of the third (3rd) through the sixth (6th) calendar years following commercial launch shall be 40,000 Packs and/or 250 kg Bulk HIC or any combination thereof.

(b)	In the third (3rd) calendar year following commercial launch of the Product in Mexico and Brazil (the first calendar year being the calendar year in which launch occurs), the minimum quantities for each of those countries will be negotiated in good faith between the parties and agreed to at least two (2) months before the commencement of such third (3rd) year. Notwithstanding the parties’ obligation to actively negotiate and agree upon such quantities within the said time lines and their mutual intention to agree to minimum order quantities that exceed Paladin’s Product orders in the second (2nd) year following registration of the Product for each of those countries respectively, absent an agreement between the parties relating to such minimum quantities, minimum quantities for each of the third (3rd) through the sixth (6th) calendar years following commercial launch shall be for each of those two countries 20,000 Packs and/or 250 kg Bulk HIC or any combination thereof.

(c)	For purposes of determining whether Paladin has achieved the said minimums, Paladin shall in a given calendar year be credited with purchases of the Product made in the same Key Country in the prior calendar that exceeded the minimum for that calendar year. Subject to the preceding sentence, in the event that Paladin fails to achieve one or more of the said minimums for two (2) consecutive years, Immuron shall be entitled to send a notice of default. Paladin will then have thirty (30) Business Days to cure the default by paying to Immuron $1.00 multiplied by the applicable shortfall in purchases. Notwithstanding the foregoing, if Paladin cures such a default in respect of a particular country by paying the said amount, it will not be permitted to rely on such mechanism as a means of curing such a default in the same country for the two (2) following calendar years. If Paladin does not cure said default, Immuron shall be entitled as its sole remedy as a result of such a default (and notwithstanding anything in Section 13 to the contrary), to terminate the License solely with respect to each country to which the default relates and to delete that country from the definition of “Territory” by delivering to Paladin written notice to such effect.

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(d)	From the seventh (7th) through to the tenth (10th) calendar years following commercial launch, the quantity of Products ordered by Paladin for each Key Country shall not fall below twenty (20%) of the sixth year purchases of Products made by Paladin for such country. If this occurs, Paladin shall be permitted to cure such default by ordering, within 60 days following the calendar year in which the foregoing shortfall occurs, sufficient quantities to achieve a minimum order quantity equal to no less than twenty (20%) of the sixth year of sales in the Key Country in question. If Paladin does not cure such default in such manner and within such time Immuron shall have, by notice to Paladin given within 30 days of the expiry of such curative period, the right to buy back the rights to the Products set forth in this Agreement for the Key Country in question, on terms and conditions to be negotiated in good faith by the parties.

7.4	Incentive. Upon Paladin ordering 60,000 Packs (or the equivalent in Bulk HIC or a combination thereof), in the first (1st) and/or second (2nd) calendar years following the date for commercial launch in Canada in accordance with Section 5.1, Immuron will become obliged to deliver to Paladin Packs in the amount of five percent (5%) of the excess over 60,000 Packs (or the equivalent quantity of Bulk HIC if requested by Paladin) free of charge which Immuron shall do with the following delivery to Paladin of ordered Products.

7.5	Delivery. Subject to Paladin being in compliance with its payment obligations under each of Sections 3, 10.3 and 10.6, Immuron shall deliver to Paladin Product that Paladin orders in accordance with Section 7.1. Delivery shall be C.I.F. (Incoterms 2010) with the delivery designated for a port to be specified by Paladin: (i) for Canada, on the west coast of Canada, and (ii) for Africa in Durban (Kwazalu-Natal) and (iii) for Latin American countries, a port to be designated by Paladin. Paladin shall be responsible for and bear all freight, insurance and other shipping expenses and all applicable taxes or duties that may be assessed against the Products after delivery.

7.6	Time for Delivery. The time for delivery under Section 7.5 shall be approximately four (4) months after Immuron’s receipt of Paladin’s order and subject to Paladin submitting to Immuron reproductions of the art work therefor reasonably in advance of the scheduled delivery date.

7.7	Title and Risk. Risk of loss for Products shall pass to Paladin upon delivery under Section 7.5.

8.	FAILURE TO SUPPLY

8.1	In the event of any Short Term Inability to Supply the Product in the Territory, Immuron shall be liable to Paladin for its foregone Net Sales from Paladin’s binding forecast during the period of time that Paladin did not have Product to sell by reason of the said Inability to Supply. Paladin shall attempt to quantify the financial impact of any Short Term Inability to Supply, in writing, as soon as reasonably possible to Immuron and shall use all reasonable efforts to mitigate such impact. Payments due under this Section 8.1 shall be payable within thirty (30) days of receipt of said claim. In the event that two (2) Short Term Inability to Supply events occur within a six (6) month period, then Immuron shall, upon Paladin’s request, be required to enter into a contract manufacturing agreement with an approved manufacturer of the Product, as set forth in Section 8.3 below, at Immuron’s expense.

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8.2	In the event of any Long Term Inability to Supply the Product in the Territory, the parties agree to act in good faith and make all commercially reasonable efforts to find a mutually acceptable solution to the Long Term Inability to Supply. Notwithstanding the above, Immuron shall be liable for payments to Paladin as follows: Paladin’s foregone Net Sales from Paladin’s binding forecast during the period of time that Paladin did not have Product to sell by reason of the said Inability to Supply; provided that all outstanding sales (including orders received but not yet processed or shipped) and backorders (not exceeding the frame of the current forecast) due to such Long Term Inability to Supply are included in the calculation of Net Sales for such period. Payments due under this Section 8.2 shall be payable within thirty (30) days of receipt of said claim (such claim to be made without delay).

8.3	In addition, in the event of (i) a Long Term Inability to Supply or the (ii) circumstances set out in Section 8.2, or (iii) the happening of any of the events set out in Sections 13.1(c) to 13.1(e) in respect of Immuron, Paladin shall be entitled, by notice in writing to terminate the supply arrangements contemplated in this Agreement, in which event:

(a)	Paladin shall be entitled to purchase the Product directly from an approved manufacturer of the Product. Upon request from Paladin, Immuron shall deliver to each approved manufacturer of the Product a form of letter (in form and substance acceptable to Paladin acting reasonably) permitting Paladin to acquire the Product directly from that manufacturer, and Immuron shall procure that such manufacturer shall agree to supply same, in the circumstances contemplated by this Agreement and upon notice from Paladin. Immuron shall arrange for such an agreement from each newly approved manufacturer. Immuron hereby grants to Paladin the nonexclusive license to use the Immuron IP for or in respect of the manufacture of the Product in such circumstances.

(b)	Immuron shall provide such assistance as is requested by Paladin, acting reasonably, from time to time to assist in sourcing the Product from a third party.

9.	TESTING AND INSPECTION

9.1	Sampling and Quality Control. Prior to each delivery of Product to Paladin, Immuron shall be responsible for all sampling and quality control testing of the Product in accordance with the methods of analysis set forth in the Specifications, required to determine whether the Product conforms to the Specifications.

9.2	Certificates. For each batch of Products to be delivered to Paladin hereunder, Immuron shall provide copies of the complete certificate of analysis and certificate of compliance at time of delivery, as well as copies of any other documents required by any governmental authority.

9.3	Rejection of Product. Paladin shall be entitled to reject any Product that fails in any material way to comply with the Warranty set out in Section 14.1, provided that it (i) delivers notice to Immuron to such effect within thirty (30) days of receipt of the Product being rejected in respect of defects, and (ii) returns to Immuron the rejected Product, freight prepaid, in its original shipping carton.

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9.4	Replacement of Product. Within four (4) months after receipt of properly rejected Products, Immuron shall, at its expense, replace Products confirmed by it to be defective. Immuron shall pay all shipping charges (inbound and outbound) for properly rejected Products; otherwise, Paladin shall be responsible for all shipping charges.

9.5	Disagreement. In case of disagreement between the parties as to whether any Products are non-conforming Products, the parties shall nominate an independent reputable laboratory acceptable to both parties, which shall carry out analyses with respect to the Products using the methods of analysis set out in the Specifications. The results obtained by such independent laboratory shall be binding upon the parties, and the costs of such analyses shall be borne by the party whose test results are not upheld by such independent laboratory testing.

9.6	Recall. In the event that Paladin is required by any regulator to recall a Product or if Immuron voluntarily initiates a recall of a Product or if Immuron initiates a market withdrawal of a Product, Paladin shall locate and retrieving if necessary, recalled Product from Paladin’s customers. If such a recall arises as a result of Paladin’s storage, handling or distribution of the Product, Paladin shall bear the costs and expenses of the recall for the Territory. In all other circumstances, Immuron shall bear all the costs and expenses associated with such a recall.

10.	PRICES AND PAYMENTS

10.1	Price. The price payable by Paladin for Product shall be:

(a)	in the case of Paladin ordering Packs under Section 7.1:

(i)	per Pack should Paladin order up to:

(A)	40,000 Packs for Canada and 20,000 for each of Brazil and Mexico, for the period from commercial launch and for the two (2) calendar years following commercial launch of the Product (in each country considered separately),

(B)	from the third (3rd) calendar year following commercial launch of the Product in each country considered separately, the aggregate minimum quantity for the Territory under Section 7.3 (for each calendar year considered separately); and

(ii)	per Pack once Paladin purchases Product in excess of the minimums referred to in Section 10.1(a)(i) (for each calendar year considered separately), and for all purchases made in that calendar year in which case Paladin shall be entitled to an immediate credit equal to AUD$0.80 per pack previously ordered in the said calendar year.

(b)	in the case of Paladin ordering Bulk HIC under Section 7.1:

(i)	per kg should Paladin order the aggregate minimum quantity for the Territory under Section 7.3 (for each calendar year considered separately); and

(ii)	per kg for all Bulk HIC Product ordered in that same calendar year should Paladin order more than the aggregate minimum quantity for the Territory under Section 7.3 (for each calendar year considered separately), in which case Paladin shall be entitled to an immediate credit equal to AUD$60 per kg) for all Bulk HIC previously purchased in that calendar year.

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(c)	in the event that in a calendar year Paladin orders both Packs and Bulk HIC, the thresholds set forth in Sections 10.1(a) and 10.1(b) above shall be pro-rated such that Paladin shall benefit under Sections 10.1(a)(ii) and 10.1(b)(ii) from any combination of purchases that exceed the pro-rated thresholds;

(d)	if the initial purchases of Packs and/or Bulk HIC are made in a year that is not a full calendar year (which may be the case in the initial period after commercial launch and the final period before the license is terminated), then the thresholds set forth in Sections 10.1(a) and 10.1(b) above shall be pro-rated such that Paladin shall benefit under Sections 10.1(a)(ii) and 10.1(b)(ii) from any combination of purchases that exceed the pro-rated thresholds.

10.2	Price Adjustments. Immuron shall be entitled to increase the prices specified in Section 10.1 provided that Immuron consults with Paladin in relation to the reasons for its intended price increase and it delivers to Paladin at least six (6) months advance written notice of a proposed increase in price and is able to demonstrate based on reasonable documentary evidence that the proposed price increase corresponds exclusively to an increase or increases in the prices of Immuron’s hyperimmune colostrum and/or other raw materials and/or production and/or manufacturing processes that necessitate an increase of the prices specified in Section 10.1. If the prices of Immuron’s hyperimmune colostrum and/or other raw materials and/or production and/or manufacturing processes decrease, Immuron shall pass on those price decreases to Paladin.

10.3	Payment. Paladin will pay for Products ordered from Immuron within thirty (30) days of delivery in accordance with Section 7.4 and subject to first receiving from Immuron an appropriate invoice.

10.4	Manner of Payment. All payments to Immuron under this Agreement shall be effected by way of wire transfer to Immuron’s nominated bank account.

10.5	Late Payments. Any amounts which Paladin must pay to Immuron that are not paid on or before the date such payments are due, shall bear interest, to the extent permitted by law, at the rate of one and one-half percent (0.5%) per month, compounded monthly with interest calculated based on the number of days that payment is delinquent.

10.6	Milestone Payments. Paladin will pay to Immuron the amounts specified in the following table as one-time milestones within thirty (30) days of the end of the year in which Paladin first attains the corresponding (adjacent) aggregate Net Sales:

Milestone Payment (all expressed in Canadian dollars)	Milestone the first time that Net Sales in the Territory in a calendar year are equal or greater than

$100,000	$1,000,000

$150,000	$1,500,000

$200,000	$2,000,000

$250,000	$2,250,000

$300,000	$3,000,000

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$500,000	$5,000,000

$750,000	$7,500,000

$1,000,000	$10,000,000

$2,000,000	$20,000,000

$5,000,000	$30,000,000

$10,000,000	$40,000,000

$10,000,000	$50,000,000

$10,000,000	$60,000,000

$15,000,000	$70,000,000

$15,000,000	$80,000,000

$15,000,000	$100,000,000

$15,000,000	$125,000,000

$15,000,000	$150,000,000

such that the maximum amount that Paladin would have to pay under this Section 10.6 is $115,250,000.

10.7	Conversion. Any payments relating to transactions in a foreign currency shall be converted into Canadian dollars in accordance with applicable accounting standards using a methodology which is consistently applied by Paladin.

10.8	Withholding Tax. If Paladin is required by the applicable laws of any jurisdiction to deduct or withhold from any payment to Immuron any taxes or charges which may be levied against Immuron, Paladin shall deduct or withhold such taxes or charges in accordance with such applicable laws, and shall forthwith provide to Immuron the reasons therefore. Paladin shall promptly furnish Immuron with copies of any tax certificate or other documentation evidencing such withholding.

11.	RECORDS AND INSPECTION

11.1	Paladin to Report. Within thirty (30) days of each of June and December during the Term Paladin shall deliver to Immuron a written report of all the Net Sales of Product by it and by its Affiliates, on a country by country basis during the six (6) months preceding the date of the report. Concurrently with each milestone payment under Section 10.6, Paladin shall deliver to Immuron a written report in support of the amounts so payable, including the gross amount that Paladin and an Affiliate of Paladin invoice to an unaffiliated third party and all deductions made to such amount and shall retain all corresponding records including of all the raw data on the basis of which the said report is prepared.

11.2	Immuron’s Right to Inspect Records. Paladin must maintain the records described in Section 11.1 and make them available for inspection by Immuron’s accountants or auditors on reasonable written request from Immuron. Immuron acknowledges that all records are Confidential Information of Paladin and that it shall be entitled to inspect those records once every twelve (12) months. Immuron must pay the costs of and associated with the audit unless its accountant or auditor identifies a discrepancy between the amount payable under Section 10.6 and the amount reported under Section 11.1 of at least five percent (5%), in which case Paladin will pay the costs of and associated with the audit.

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12.	INTELLECTUAL PROPERTY

12.1	Ownership. Paladin acknowledges and agrees that, as between the parties, Immuron owns all of the Immuron IP and that Immuron shall retain ownership of all the Immuron IP. Subject to the licenses and rights granted to Paladin under this Agreement, Paladin assigns and transfers to Immuron all of its rights and title in and to the Immuron IP.

12.2	Use of the Trade Mark and Color Scheme. Paladin agrees that each Pack of Product shall:

(a)	bear the Travelan Trade Mark and shall not bear any other trade mark or trade name; and that Paladin shall not market, promote, offer for sale or sell the Product without each Pack bearing the Travelan Trade Mark;

(b)	bear Immuron’s deep blue colour (in accordance with Immuron’s palette identification) and that such colour will be uniform throughout each Pack; and

(c)	substantially conform with Pack design and layout set out in Schedule 2 attached hereto.

12.3	Product Manufactured by Paladin. With respect to each Pack that Paladin manufactures from Bulk HIC, it shall cause each Pack to be marked legibly with a statement that (i) the Product is manufactured under licence from Immuron, and (ii) the Product is the subject of patent claims, once relevant, for each country in the Territory considered separately.

12.4	Pack Modifications. Subject to Paladin complying with Sections 12.2 and 12.3, Paladin may at its own cost and expense modify the Pack, provided that Immuron provides its advance written consent to such effect, which shall not be unreasonably withheld.

12.5	Immuron to Control. Paladin acknowledges and agrees that:

(a)	as the licensor of the Travelan Trade Mark and “get up” of the Product, Immuron must control the labelling, packaging layout and look and feel of the Product and all marketing and promotional materials with which the Product is marketed and promoted

(b)	Paladin shall comply with the quality standards referred to in this Section 12.

12.6	Quality Standards. Immuron shall be entitled to prescribe from time to time such reasonable standards of manufacture, quality and performance as appear to Immuron to be necessary to ensure the maintenance of the good quality and reputation of the Product and Paladin shall use commercially reasonable efforts to observe each and every one of the said quality standards. Paladin shall not market, promote nor sell Products which do not comply with the said quality standards without Immuron’s informed prior written consent.

12.7	Inspection. Paladin shall from time to time at Immuron’s written request: (i) submit to Immuron for inspection random samples of the Product manufactured by Paladin, and (ii) during ordinary business hours and upon reasonable notice attend Paladin’s factories, warehouses and offices to inspect the Paladin’s methods of production of Packs, materials used, storage and packing of Packs. Immuron shall bear the cost of such visits.

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12.8	Registered User Documents. Paladin shall at the request and expense of Immuron execute such registered user documents or licences in respect of the use by Paladin of the Trade Mark in the Territory.

12.9	Maintenance of Trade Marks and Domain Name. Immuron shall, at its expense, take all such steps as reasonably required to maintain the validity and enforceability of the Trade Mark during the Term, including paying on or before the due date all registration and renewal fees.

12.10	Infringement of Rights. Paladin shall promptly report to Immuron any suspected infringement in the Territory of the Immuron IP by third parties which it suspects or of which it becomes aware. Paladin may take action in respect of such infringement except if such action involves a counterclaim against the validity or existence of any Immuron IP, in which case Immuron shall assume the care and conduct of such proceedings. Paladin shall provide to Immuron with all reasonable assistance in support of actions or suits that Immuron initiates, including in the case of trade make proceedings, with evidence of use. Any damages and costs recovered shall be for Paladin’s sole benefit.

12.11	Immuron’s Representations. Immuron warrants that:

(a)	at the Effective Date, Immuron owns the Immuron IP;

(b)	to Immuron’s knowledge, the use of the Travelan Trade Mark and the exploitation of the Immuron IP does not infringe the rights of any third party.

(c)	Immuron has not misappropriated and is not aware of any misappropriation of any trade secrets of any third parties relating to the Product or the Immuron IP.

(d)	Immuron has not granted to any other third party any right or licence to market, distribute or sell the Product in the Territory which right is still in force and effect on the Effective Date.

(e)	Except as previously disclosed in writing by Immuron to Paladin, Immuron and/or its Affiliates is/are direct and exclusive owner(s) of all Immuron IP and, as at the Effective Date, do not license the Immuron IP from any other party.

(f)	All Product supplied by Immuron to Paladin hereunder shall, as of the time that such Product is delivered to Paladin, have a minimum shelf life (at the time of delivery to the carrier’s vehicle by Immuron for shipment at the shipping point pursuant to Section 7.4) of the greater of (i) twenty-four (24) months, and (ii) four (4) months less than the shelf life set forth in the marketing approval.

(g)	To the best of Immuron’s knowledge, as of the date hereof and during the immediately preceding five (5) year period, there have not been any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any government authority or other third party threatened, commenced or pending against Immuron and Immuron has not received any notice of intellectual property infringement with respect to, the Product or the Immuron IP, including Immuron’s right to manufacture, use, sell or license the Product.

Either party shall inform the other party in writing without delay if any notice from a third party should be received by such party during the Term claiming such infringement, violation or misappropriation.

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12.12	No Challenge by Paladin. Paladin shall not directly or indirectly challenge the validity or ownership of the Immuron IP or challenge that the use of the Immuron IP by Paladin during the Term is only on behalf of Immuron as a licensee under its control. Paladin shall not knowingly do, or authorize any third party to do, any act, which would or might invalidate or infringe any Intellectual Property of Immuron and shall not knowingly omit or authorize any third party to omit to do any act which, by its omission, would have that effect.

13.	TERMINATION

13.1	Termination by Either Party. Either party may terminate this Agreement with immediate effect by written notice to such effect to the other party upon the happening of any of the following events:

(a)	if Paladin fails to pay Immuron amounts due under Sections 10.3 or 10.6 within the time required therefore and Paladin fails to remedy such failure within fifteen (15) Business Days of Immuron’s written notice of default;

(b)	if the other party commits any other material breach of the provisions contained in this Agreement and does not remedy the breach within sixty (60) days after receipt of written notice requiring it to do so and provided that if the breaching party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured same by the sixtieth (60th) day, such period shall be extended by a further period of up to an additional thirty (30) days to permit the breach to be cured;

(c)	a petition or other application being presented or resolution being passed for the winding up, liquidation or dissolution of the other party or notice of intention to propose such a resolution being given or the entry of the other party into a scheme of arrangement or compromise with any of its creditors;

(d)	the appointment of an administrator or a receiver or receiver and manager or official manager or agent of a secured creditor to any of the other party’s property;

(e)	the other party ceasing to carry on business or stopping or wrongfully suspending payment to any of its creditors or stating its intention so to do.

13.2	Default by Immuron under the Debenture Agreement. Without limiting Paladin’s right to terminate under Section 13.1, Paladin shall be entitled to continue to exercise its rights under Section 4 and its obligations under Sections 7.3 and 10.6 shall be of no further force or effect if Immuron defaults in its obligation under the Debenture Agreement.

13.3	Consequences of Termination. On the earlier of expiry or termination of this Agreement in relation to the entire Territory or on a country by country basis as the case may be:

(a)	Paladin’s rights and licenses under Section 4 shall expire and cease being of force or effect and Paladin shall not promote or market the Product, except as provided under Section 13.5;

(b)	Paladin shall transfer to Immuron ownership of the NPN in Canada and, as the case may be, all equivalent registrations in other countries in the Territory;

(c)	Paladin shall provide to Immuron details of the amount of Product in Paladin’s possession and the amount of Bulk HIC being manufactured into Packs; and

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(d)	Subject to Section 13.5, Paladin immediately shall at Immuron’s expense transfer to Immuron all Regulatory Approvals for the Product in the Territory (or the countries to which termination relates).

13.4	Sell-Off Period. Notwithstanding any termination of the Agreement (in whole or in respect of a particular country), Paladin shall be entitled to continue to enjoy its rights and licenses and be entitled to continue to sell existing inventory of the Product in the relevant country or countries for a further period of six (6) months.

13.5	Stock Purchase. Subject to Section 13.5, Immuron shall be entitled, at its option, exercisable by written notice to Paladin within a period of thirty (30) days following the date of termination or expiration of this Agreement, repurchase from Paladin Product. The repurchase price shall be the same price at which Immuron originally sold such Products to Paladin provided that Immuron is responsible for arranging, and for the cost of, transport and insurance arising from the repurchase.

13.6	Survival. Expiry or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including the payment obligation specified in Section. Without limiting the foregoing, Sections 4.5 and 4.6 and Sections 8 through 19 (both inclusive), shall survive the termination or expiry of this Agreement.

14.	WARRANTIES, INDEMNITIES AND LIMITATION OF LIABILITY

14.1	Product Warranty. Immuron warrants to Paladin that:

(a)	Immuron shall maintain in effect all required approvals regarding the Product and the manufacturing facility and, as the case may be, ensure that at all times such approvals remain valid with respect to any additional manufacturing facility, including without limitation in both cases, the maintenance of GMPs with respect thereto.

(b)	Immuron shall manufacture, test, store and ship the Product in accordance with (i) the Specifications, (ii) applicable law, including GMPs, and (iii) required approvals in Australia and New Zealand.

(c)	the Product delivered to Paladin hereunder shall conform, in all respects, to the Specifications.

(d)	Paladin’s remedy under the warranty under this Section 14.1 is for Immuron to replace any Product found to be defective during the warranty period and returned to Immuron in accordance with Section 9, except in the case of bodily injury or death, in which case such remedies shall not be exhaustive and shall be subject to Section 14.4. Except for the warranty provided in this Section 14.1 and Section 12, Immuron makes no other warranties, whether express or implied, regarding the Product.

14.2	Qualifications. The warranty set out in Section 14.1 does not apply to any Product that (i) has had any identification markings removed or rendered illegible, or (ii) has been damaged by transportation, storage or maintenance after delivery to Paladin under temperature and other conditions that are contrary to Immuron’s specifications, or (iii) has been the subject of misuse, accident or neglect, or from any other cause beyond Immuron’s reasonable control after the delivery of Product in accordance with Section 7.4, or (iv) has been used in a manner not in accordance with the instructions supplied by Immuron or in a manner other than for which it was intended as indicated in the Product label claims.

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14.3	Paladin’s Indemnity. Paladin shall indemnify, defend, and hold harmless Immuron and its officers, directors, employees, and agents and their respective successors, heirs and assigns (the “Immuron Indemnitees”), against any and all liability, damage, loss and expense, including reasonable attorneys’ fees and expenses of litigation, incurred by or imposed upon any of the Immuron Indemnitees in connection with any claims, suits, actions, demands or judgments (the “Paladin Indemnifying Claims”) arising out of any theory of liability, including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis, concerning Paladin’s or its Affiliates’, distributors’, agents’ or licensees’ exploitation or sale of the Product and/or the manufacture of Product, the marketing, offering for sale and sale, use and/or promotion, importation and export of the Product, except to the extent that any Paladin Indemnifying Claims are the result of Immuron’s breach of Section 12.11 or Immuron’s failure to comply with its obligations hereunder, gross negligence or wilful misconduct.

14.4	Immuron’s Indemnity. Subject to the terms of this Agreement, Immuron shall indemnify, defend, and hold harmless Paladin and its officers, directors, employees, and agents and their respective successors, heirs and assigns (the “Paladin Indemnitees”, against any and all liability, damage, loss and expense, including reasonable attorneys’ fees and expenses of litigation, incurred by or imposed upon any of the Paladin Indemnitees in connection with any claims, suits, actions, demands or judgments (the “Immuron Indemnifying Claims”) arising out of any theory of liability, including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis, concerning

(a)	Immuron’s breach of the Section 12.1 warranty;

(b)	Immuron’s breach of the Section 14 warranty;

(c)	Immuron’s breach of any of its representations or warranties of this Agreement, or breach of any other provision of this Agreement by Immuron;

(d)	any claim that the exercise by Paladin of its rights under this Agreement relating (directly or indirectly) to Immuron IP infringes the intellectual property of the other person; and

(e)	any claim that the use of the Product in conformity with the applicable marketing authorization has caused damage or loss to any person,

except to the extent that any Immuron Indemnifying Claims are the result of Paladin’s failure to comply its obligations hereunder or its gross negligence or wilful misconduct.

14.5	Notice. If a party receives notice of any Immuron Indemnifying Claim or if Immuron receives notice of any Paladin Indemnifying Claim (each, an “Indemnifying Party”), the other party (the “Indemnitee”) shall, as promptly as is reasonably possible, give the Indemnifying Party notice thereof; provided, however, that failure to give such notice promptly shall only relieve the Indemnifying Party of any indemnification obligation hereunder to the extent such failure diminishes the ability of the Indemnifying Party to respond to or to defend the Indemnitee against such indemnifying claim of the Indemnifying Party. The parties shall consult and cooperate with each other regarding the response to and the defense of any such indemnifying claim and the Indemnifying Party shall assume the defense or represent the interests of the Indemnitee in respect of such indemnifying claim of the Indemnifying Party, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defence at its own cost and expense.

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14.6	Settlements. Neither party may settle a claim or action related to its indemnity obligations hereunder without the consent of the Indemnitee, if such settlement would impose any monetary obligation on the Indemnitee or require the Indemnitee to submit to an injunction or otherwise limit the Indemnitee, its Affiliates, employees, agents, officers or directors.

14.7	Limitation of Liability. Subject only to Sections 8.1 and 8.2, neither party shall have any liability to the other party or its Affiliates for any loss of profits, direct, special, indirect, consequential, exemplary, punitive or incidental damages arising out of or relating to this Agreement however caused and on any theory of liability (including negligence), whether or not a party has been advised of the possibility of such damages.

14.8	Paladin Insurance. Paladin shall be responsible at its own cost to effect and maintain throughout the Term comprehensive and product liability insurance policy that a reasonable and prudent person engaged in the relevant industry would effect and maintain, and including without limitation contractual liability coverage for Paladin’s indemnification obligations hereunder. Such insurance policy shall be insurance cover of not less than CAD$10,000,000. Paladin shall deliver to Immuron a copy thereof at Immuron’s request.

14.9	Immuron Insurance. Immuron now has in effect and shall maintain in good standing throughout the Term, comprehensive liability insurance, including product liability insurance, in the amount of not less than ten million Australian dollars (AUD$10,000,000) per occurrence and twenty million Australian dollars (AUD$20,000,000) in the aggregate per year, during the Term and for three (3) years thereafter, from a reputable and financially secure insurance carrier, to cover any liability or obligation arising under or related to Immuron’s performance of its obligations under this Agreement.

15.	CONFIDENTIALITY

15.1	Confidential Information. “Confidential Information” means any scientific, technical, trade or business information or material related to a party’s (the Discloser) technology or business that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and is disclosed to the other party or to that other party’s Affiliates (collectively, the “Recipient”) in connection with this Agreement. Without limiting the foregoing, a party’s Confidential Information includes information in which such party owns the intellectual property rights and interests in accordance with the terms herein. Confidential Information does not include information that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Discloser; (iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information of Discloser as can be demonstrated by Recipient; or (iv) Recipient rightfully obtains from a third party (except such third parties who act for or on behalf of the Discloser) who has the unrestricted right to transfer or disclose it.

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15.2	Non-Disclosure. Except as specifically authorized in this Agreement or as has otherwise been specifically authorized by Discloser in writing, Recipient shall not directly or indirectly reproduce, use, distribute, disclose or otherwise disseminate the Discloser’s Confidential Information. If required by law, the Recipient may disclose the Discloser’s Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that: (i) such disclosure is subject to all applicable governmental or judicial protection available for like information; (ii) reasonable advance notice is given to the Discloser; and (iii) the Discloser is provided with a reasonable opportunity to avail itself of legal process to prevent or minimize such disclosure.

15.3	Return of Information. Upon expiry or termination of this Agreement, or upon request by Discloser, Recipient shall promptly deliver to Discloser or at Recipient’s option destroy all Confidential Information of Discloser and all embodiments and/or copies thereof then in its custody, control or possession and shall deliver within one (1) week after such expiration or termination or request a written statement to Discloser certifying such action.

15.4	Disclosure to Employees and Consultants. Recipient agrees that access to Confidential Information will be limited to those employees and other authorized representatives and consultants of Recipient who (i) need to know such Confidential Information in order to conduct their work in connection with the terms of this Agreement, and (ii) have signed agreements with Recipient obligating them to maintain the confidentiality of Confidential Information disclosed to them and to take all reasonably necessary steps to ensure that the terms of this Agreement are not violated by them.

15.5	Press Releases and Other Disclosures. Neither party shall publish any information or make public disclosure of the terms of this Agreement without the consent of the other party, such consent not to be unreasonably withheld (with failure to respond to any request for consent beyond one (1) week from the request to be deemed consent). Notwithstanding the foregoing, a party may disclose the terms of, or activities under, this Agreement:

(a)	to the extent required by law or regulation or court order, or by the rules of any stock exchange on which the stock or shares of the party are listed; and

(b)	in confidence to its professional advisors, and its existing or potential investors, acquirers or merger partners.

The parties agree that press releases relating to this Agreement shall be made upon the Effective Date by each of them.

16.	PHARMACOVIGILANCE

16.1	Appropriate Reporting of Adverse Events. The parties agree that appropriate reporting of adverse events and other safety data relating to the Product is critical. Specific details regarding the management of information of adverse events, medical inquiries and Product complaints related to the use of the Product in the Territory and outside will be set out in a separate document, to be agreed to by the parties at least three (3) months before the first scheduled launch date in the Territory. The Pharmacovigilance and product labelling representatives of each party will work in good faith together to develop a document that identifies and/or provides:

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(a)	which safety information will be exchanged;

(b)	when such information will be exchanged;

(c)	Paladin will have regulatory reporting responsibilities;

(d)	Paladin will manage the safety database for the Territory only;

(e)	Paladin will be obligated to obtain follow-up information on incomplete safety reports for the Territory only;

(f)	that Paladin will review the literature for safety report information for the Territory only;

(g)	that Paladin will prepare required periodic safety updates for the Territory only; and

(h)	the identification of any other details required to appropriately manage safety information for the Product.

16.2	Quality and Pharmacovigilance Agreements. Within ninety (90) days after Regulatory Approval in Canada, the parties will begin to negotiate in good faith a mutually acceptable quality agreement and pharmacovigilance agreement with respect to the Product including the matters set forth in Section 16.1 above.

17.	DISPUTE RESOLUTION

17.1	Conditions Prior to Litigation A party must not start arbitration or court proceedings (except proceedings seeking interlocutory relief) in respect of a Dispute unless it has complied with this clause.

17.2	Dispute. For the purpose of this Section 17, “Dispute” means any dispute or material difference arising out of or in connection with this Agreement, between the parties.

17.3	No Court Proceedings. No party may commence or initiate any court proceedings (except applications for urgent interim injunctive relief) until the procedures set out below have been followed.

17.4	Notice of Dispute. A party that considers a Dispute has arisen or exists shall be entitled to send written notice to the other party involved in the Dispute (the “Dispute Notice”) setting out a full description of the matters in dispute.

17.5	Dispute Resolution. Any Dispute between the parties shall be brought to the attention of the managing directors (or equivalent of each party) who shall attempt in good faith to achieve a resolution. If any Dispute is not resolved by the parties’ managing directors (or their designees, as the case may be) within four (4) weeks after such dispute is referred to them, then either party shall have the right to refer such dispute to mediation, provided that in the case of a dispute which primarily relates to the ownership or infringement of intellectual rights or issues relating to the supply of the Product by Immuron, the parties shall be entitled to commence litigation in a court of competent jurisdiction after the expiry of such four (4) weeks.

17.6	Mediation. A Dispute which is not resolved in accordance with Section 17.5 shall be submitted by the parties to non-binding mediation following a process to be agreed upon by the parties.

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17.7	Failure of Mediation. If the parties do not resolve the Dispute under Section 18.5 by mediation within a period of ninety (90) days after the case has been referred to mediation either party may enter the dispute in any court having jurisdiction.

17.8	Costs. The expenses of mediation and/or litigation shall be borne by the parties in such proportion as determined by the mediator or otherwise in such proportion to which each party is defeated or prevails in litigation.

17.9	If a party does not comply with any provision of Sections 7.1 to 7.5, the other party involved in the Dispute will not be bound by Sections 7.1 to 7.5.

18.	FORCE MAJEURE

18.1	Failure Due to Force Majeure. Notwithstanding anything to the contrary in this Agreement, no party is responsible or liable to the other party for, nor will this Agreement be terminated (except as provided under Section 18.5) as a result of that first mentioned party’s failure to perform any of its obligations hereunder, with the exception of payment of monies due and owing, if such failure results from Force Majeure.

18.2	Exceptions. A party is not entitled to the benefit of the provisions of Section 18.1 under any of the following circumstances:

(a)	to the extent that the failure was caused by the contributory negligence of that party;

(b)	to the extent that the failure was caused by that party having failed to take reasonable steps to remedy the condition and to resume the performance of such obligations as soon as practicable;

(c)	unless as soon as possible after the occurrence relied upon or as soon as possible after determining that the occurrence was in the nature of Force Majeure and would affect that party’s ability to observe and perform its obligations contained in this Agreement that party has given to the other party written notice that the former party is unable by reason of Force Majeure (the nature of which must be specified therein) to perform the particular obligations.

18.3	Avoidance of Force Majeure. The party claiming Force Majeure shall use reasonable efforts to avoid or remove any such causes and resume performance under this Agreement as soon as feasible whenever such cause is removed, provided however that the foregoing is not to be construed to require a party to settle any labour dispute or to commence, continue or settle any litigation.

18.4	Notice of Force Majeure. The party claiming Force Majeure shall likewise give notice as soon as possible after the Force Majeure condition has been remedied or ceased to exist to the effect that the same has been remedied and that the party has resumed or is then in a position to resume the performance of such obligations.

18.5	Termination for Force Majeure. If the cause of the delay continues for a period of more than ninety (90) days the party not claiming Force Majeure may terminate this Agreement by written notice to the other party without penalty.

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19.	GENERAL

19.1	Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing (by registered mail or facsimile or e-mail message) and addressed to such other party at its address indicated above, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

19.2	Waiver. A waiver by any party of any breach or a failure to enforce or to insist upon the observance of a condition of this Agreement will not be a waiver of any other or of any subsequent breach. No waiver under this agreement will be binding unless in writing and signed by the parties giving the waiver.

19.3	Severance. If any part of this Agreement is invalid, unenforceable, illegal, void or voidable for any reason, this Agreement will be construed and be binding on the parties as if the invalid, unenforceable, illegal, void or voidable part had been deleted from this Agreement or read down to the extent necessary to overcome the difficulty.

19.4	Successors and Assigns. This Agreement will be binding on and continue for the benefit of each party, its successors and permitted assigns.

19.5	Further Assurances. The parties will do everything reasonably necessary to give effect to this Agreement and to the transactions contemplated by it and will use all reasonable endeavours to cause relevant third parties to do likewise.

19.6	Assignment. Neither party may assign any of its rights or obligations under this Agreement without first obtaining the other party’s advance written consent to such effect, except that Immuron may do so as part of a corporate restructure.

19.7	Continuing Obligations. The expiration or termination of this Agreement does not operate to terminate any of the continuing obligations under this Agreement and they will remain in full force and effect and binding on the party concerned.

19.8	Variation. No variation of this Agreement (other than a waiver which is governed by Section 19.2) will be binding on the parties unless in writing and signed by all parties.

19.9	Applicable Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware, USA.

19.10	No Agency. Nothing contained in this Agreement shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between the parties. Neither party shall at any time enter into, incur or hold itself out to third parties as having authority to enter into, or incur, any commitment, expense or liability on behalf of the other party. All contracts, undertakings, expenses and liabilities undertaken or incurred by one party in the performance of this Agreement shall be undertaken or incurred exclusively by that party and not as an agent or representative of the other party.

19.11	Costs. Each party shall pay their own legal, accounting and other costs in relation to the negotiation, preparation, execution and implementation of this Agreement.

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19.12	Entire Agreement. This Agreement (including the schedules) constitutes the entire agreement and basis of the transaction between the parties in relation to its subject matter and supersedes all other communications, negotiations, arrangements and agreements between Immuron and Paladin, whether oral or in writing including, as from the Effective Date in relation to the subject matter of this Agreement, the confidentiality agreement dated 28 October between Immuron and Paladin (which confidentiality agreement remains in full force and effect in relation to any other subject matter covered by this confidentiality agreement and in relation to any breach of that confidentiality agreement in relation to the subject matter of this Agreement occurring on or prior to the Effective Date).

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AND THE PARTIES HAVE SIGNED:

IMMURON LIMITED		PALADIN LABS INC.

By:	/s/ Joe Baini	By:	/s/ Mark Nawacki
Name:	Joe Baini	Name:	Mark Nawacki
Title:	Chief Executive Officer	Title:	VP Business & Corporate Development

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Schedule 1

To the Distribution and License Agreement between Immuron and Paladin

Schedule 2

To the Distribution and License Agreement between Immuron and Paladin

Pack Illustration